UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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On April 29, 2011, the Company sent the following form of cover email communication and letter to certain of its stockholders:
Form of Cover Email Communication to Certain Stockholders
I am sending this memo to follow up on our recent voicemail exchanges regarding our upcoming annual meeting and shareholder vote, as well as formally document our reply to the voting recommendations published by ISS. In particular, ISS has recommended a “Withhold” vote for William Reidy, one of our long-standing and very valuable directors. We are asking you to please consider the following:
•	William Reidy has an extensive background in public accounting and provides that expertise to our Board

•	He led a major office of one of the world’s largest accounting firms, PricewaterhouseCoopers, and holds or has held other leadership roles, including currently as a member of the Board of Trustees of The Cleveland Clinic Foundation

•	Mr. Reidy is one of two directors remaining on our Board from prior to 2005 (joined in 2002), when Mr. Scaminace joined us, and brings that historical context to Board deliberations

•	Mr. Reidy is one of two directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial leadership and expertise to the Audit Committee as its chairperson

•	ISS considers Mr. Reidy to be an “Affiliated Outsider” due to the following:
o	PWC provides some of the company’s global tax services and also provides support services to the company’s internal auditor

o	Mr. Reidy’s daughter is an employee of PWC
•	While the above facts are true, we ask you to consider the following
o	PWC provides valuable tax advisory services and internal audit support services relative to our operations in the Democratic Republic of Congo which is not available from any other firm

o	Internal procedures of PWC do not permit Mr. Reidy’s daughter to be involved with any services it provides to us

o	Mr. Reidy does not participate in the selection or evaluation of PWC as a service provider

o	Mr. Reidy has not been affiliated with PWC for more than 11 years
•	In light of these circumstances, the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director.

•	The upcoming term will be Mr. Reidy’s last term as he will reach retirement age according to our by-laws

•	We have recently announced the addition of Patrick Mullin to our Board of Directors and he will work with Mr. Reidy over the next couple years to successfully transition the financial expertise and leadership of that Committee

•	Having Mr. Reidy continue with the Board and Audit Committee will facilitate a smooth transition of this important role

•	We ask that you support Mr. Reidy and OMG by voting for his election to the Board of Directors
Additionally, please find attached a letter from our Chairman, Joseph Scaminace.
On behalf of OM Group and our Board of Directors, thank you for your support and I welcome the opportunity to discuss this or any other matter with you.
Thank you,
Troy Dewar
Troy Dewar, CFA
Director, Investor Relations
OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, OH 44114-1221
216-263-7765
troy.dewar@na.omgi.com
www.omgi.com

Letter to Certain Stockholders
Joseph Scaminace
Chairman & Chief Executive Officer
April 29, 2011
Dear stockholder:
As you are aware, our Annual Meeting of Stockholders is scheduled for Tuesday, May 10, 2011. At that meeting we are presenting and have recommended two current directors for re-election. One of those directors is Bill Reidy. Mr. Reidy has an extensive background in public accounting and provides that expertise to our Board. He is also one of 2 directors who have been determined by our Board to be an Audit Committee financial expert and provides financial leadership to the Audit Committee as its chairperson.
We have been advised by Institutional Shareholder Services (“ISS”) that they consider Mr. Reidy an “Affiliated Outsider” and recommended a “withhold” vote. ISS came to this conclusion based on the fact that PricewaterhouseCoopers (“PWC”) provides certain tax, internal audit support and transaction advisory services to the company and Mr. Reidy’s daughter works for PWC. As we disclosed in our proxy statement sent to you, Mr. Reidy’s daughter has no connection with nor does she influence or derive any benefit from work undertaken by PWC for the company and Mr. Reidy plays no role in the company’s engagement of PWC. PWC was selected by our management to do work for the company based on its expertise in international taxation and its internal audit support resources in the Democratic Republic of the Congo (“DRC”). At the time of their engagement they were the only international accounting firm with a presence in the DRC and the services they provide to us there are fundamental to our operating an effective compliance system.
Mr. Reidy is standing for election for the last time — based on the Board retirement policy at age 72. In order to provide ongoing financial expertise to our Board, we have already publicly announced that Patrick Mullin, the managing partner of Deloitte & Touche’s northeast Ohio office will be joining the Board and the Audit Committee of the Board following his retirement from Deloitte on June 1, 2011. We expect to have Bill and Pat work closely together over the next several years as we plan for Bill’s retirement. The continued high performance of our Audit Committee is imperative and a smooth transition of financial expertise on that Committee is the best assurance for that continued performance.
The Board strongly supports the re-election of Bill Reidy. I ask that you support his re-election.
Sincerely,
/s/ Joseph Scaminace
Joseph Scaminace
World Headquarters
127 Public Square — 1500 Key Tower — Cleveland, OH 44114-1221
Tel. 216.263.7475 — Fax 216.263.7757 — Email joe.scaminace@na.omgi.com

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